Issuer Free Writing Prospectus dated, February 10, 2025
Filed Pursuant to Rule 433 of the Securities Act of 1933, as amended
Related to Preliminary Prospectus dated January 13, 2025
Registration Statement No. 333-284260



Phoenix Asia Holdings Limited

Investor Presentation
February 2025

Preliminary Offering Summary

Issuer	• Phoenix Asia Holdings Limited
Proposed Listing / Ticker	• Nasdaq Capital Market / PHOE
Offering Type	• Initial Public Offering
Proposed Shares Offered	• 1,600,000 ordinary shares (excluding over-allotment option)
Proposed Over-Allotment Option	• 240,000 ordinary shares (15% of base offering)
Proposed Price Range	• $4.00 to $6.00 per share
Estimated Use of Proceeds	• Approximately 35% for enhancing our capacities in hiring additional staff; • approximately 15% for acquiring innovative machinery to enhance our productivity and service capacity; • approximately 10% for enhancing our brand, "Winfield"; and • approximately 40% for working capital and other general corporate purposes.
Lock-up	• Directors and officers and holders of more than 5% of our outstanding shares: six months
Sole Book Running Manager	D. Boral Capital LLC

**See offering documents for further risks and disclosures. There is no guarantee that any specific outcome will be achieved. Investments may be speculative, illiquid and there is a risk of loss.*

Disclaimer

This presentation has been prepared by Phoenix Asia Holdings Limited (the "Company") solely for informational purposes. The information presented or contained in this presentation is subject to change without notice. None of the Company or any of its affiliates, advisers or representatives or the underwriters make any undertaking to update any such information subsequent to the date hereof. This presentation should not be construed as legal, tax, investment or other advice.

The Company has initially filed a Registration Statement on Form F-1 with the SEC relating to the proposed initial public offering of its securities in the United States on January 13, 2025 (Registration No. 333-284260, the "Registration Statement"). However, the Registration Statement has not yet become effective. The proposed offering of the Company's securities to be made in the United States will be made solely on the basis of the information contained in the prospectus included in such Registration Statement, as amended. Any decision to purchase the Company's securities in the proposed offering should be made solely on the basis of the information contained in the prospectus.

This presentation contains forward-looking statements that reflect the Company's intent, beliefs, or current expectations about the future. These statements involve known and unknown risks, uncertainties, and other factors that may cause actual results to differ materially. In some cases, these forward-looking statements can be identified by words or phrases such as "may," "will," "expect," "anticipate," "aim," "estimate," "potential," "intend," "plan," "believe," "likely to," or other similar expressions. These statements are based on assumptions about the Company's operations and other factors beyond its control. As such, actual results may differ materially. Undue reliance should not be placed on these statements, and the Company undertakes no obligation to revise them based on new information or future developments.

This presentation does not constitute an offer to sell or an invitation to purchase or subscribe for any securities of the Company for sale in the United States or anywhere else. No part of this presentation shall form the basis of or be relied upon in connection with any contract or commitment whatsoever. Specifically, these materials do not constitute a "prospectus" within the meaning of the U.S. Securities Act of 1933, as amended, and the regulations enacted thereunder. This presentation does not contain all relevant information relating to the Company or its securities, particularly with respect to the risks and special considerations involved with an investment in the securities of the Company and is qualified in its entirety by reference to the detailed information in the prospectus relating to the proposed offering. Any decision to purchase the Company's securities in the proposed offering should be made solely on the basis of the information contained in the prospectus relating to the proposed offering.

The Company currently reports financial results under U.S. GAAP. The preparation of our consolidated financial statements requires us to make estimates, assumptions and judgments that affect the reported amounts of assets, liabilities, costs and expenses. We base our estimates and assumptions on historical experience and other factors that we believe to be reasonable under the circumstances. We evaluate our estimates and assumptions on an ongoing basis. Our actual results may differ from these estimates. Please refer to the prospectus where necessary for a description of our significant accounting policies.

THE INFORMATION CONTAINED IN THIS DOCUMENT IS HIGHLY CONFIDENTIAL AND IS BEING GIVEN SOLELY FOR YOUR INFORMATION AND ONLY FOR YOUR USE IN CONNECTION WITH THIS PRESENTATION. THE INFORMATION CONTAINED HEREIN MAY NOT BE COPIED, REPRODUCED, REDISTRIBUTED, OR OTHERWISE DISCLOSED, IN WHOLE OR IN PART, TO ANY OTHER PERSON IN ANY MANNER.

Any forwarding, distribution or reproduction of this presentation in whole or in part is unauthorized.

By viewing, accessing or attending this presentation, you agree not to remove these materials, or any materials provided in connection herewith, from the conference room where such documents are provided. You agree further not to photograph, copy or otherwise reproduce this presentation in any form or pass on this presentation to any other person for any purpose, during the presentation or while in the conference room. You must return this presentation and all other materials provided in connection herewith to the Company upon completion of the presentation.

**See offering documents for further risks and disclosures. There is no guarantee that any specific outcome will be achieved. Investments may be speculative, illiquid and there is a risk of loss.*



Table of Contents

*See offering documents for further risks and disclosures. There is no guarantee that any specific outcome will be achieved. Investments may be speculative, illiquid and there is a risk of loss.

Our Mission

We strive to become a premier substructure contractor in Hong Kong, delivering unparalleled customer satisfaction, the highest standards of work and safety, and exceptional craftsmanship and environmental performance.

About Us

Winfield Engineering (Hong Kong) Limited

- We operate through our wholly-owned subsidiary Winfield Engineering (Hong Kong) Limited, mainly as a subcontractor for public and private sector projects.
- Focus on substructure works in Hong Kong, including site formation, ground investigation, and foundation works.

Key Milestones of Significant Projects

- Public sector: marine grouting works for a major trunk road (2023); Provided off-shore foundation works for three runway system of Hong Kong International Airport (2020).
- Private sector: a redevelopment project (2023) for a riding school with a contract value of HKD24.4 million (USD3.1 million).

30+ Years Industry Experience



**See offering documents for further risks and disclosures. There is no guarantee that any specific outcome will be achieved. Investments may be speculative, illiquid and there is a risk of loss.*

Our Expertise



Specialty & Recognition

Expert in substructure works, covering foundation support systems beneath ground level.

Recognized as a Registered Specialist Contractor for foundation, site formation, and ground investigation works in Hong Kong.

Certified Registered Subcontractor for various civil works, including piling and ground investigation.

Hong Kong Construction Industry grew at a CAGR of 1.53% between 2014 and 2023*.

Continued growth expected to due to:

- Government support for residential units, urban renewal, and rail connectivity.
- Advancements in technology to optimize productivity in civil engineering.

* Source: Census and Statistic Department of Hong Kong.

* See offering documents for further risks and disclosures. There is no guarantee that any specific outcome will be achieved. Investments may be speculative, illiquid and there is a risk of loss.

Market Size of Construction Industry

Gross Value of Construction Works Performed in Hong Kong


HK$ Million
500000
400000
300000
200000
100000
0
2014
2015
2016
2017
2018
2019
2020
2021
2022
2023

**Source: Construction & Miscellaneous Service Statistics Section — Census and Statistics Department of Hong Kong*

Despite the impact of COVID-19 outbreak on the construction industry since early 2019, the gross value of construction works performed remained at a steady level for the years of 2020 and 2023.

Gross Value of Construction Works Performed by Main Contractors Analyzed by Broad Trade Group


Public Sector vs Private Sector
HK$ Million
60000
50000
40000
30000
20000
10000
0
2018
2019
2020
2021
2022
2023
Gross value of construction works performed by main contractors HK$ million Private sector construction sites (2)
Gross value of construction works performed by main contractors HK$ million Public sector construction sites (3)

**Source: Construction & Miscellaneous Service Statistics Section — Census and Statistics Department of Hong Kong*

The gross value of construction works in the private sector, in particular, has recovered steadily since the COVID-19 outbreak.

**See offering documents for further risks and disclosures. There is no guarantee that any specific outcome will be achieved. Investments may be speculative, illiquid and there is a risk of loss.*

Civil Engineering Industry in Hong Kong

Construction of infrastructures: railways, roads, tunnels, bridges, highways, runways and dams.

Robust Drivers Present Great Growth Potential

- Sustained supply of residential units and urban renewal program
- Government funding support – HKD1 billion construction innovation and technology fund
- Enhancing rail connectivity with the Guangdong-Hong Kong-Macao Greater Bay Area ("GBA")
- Investment in advanced technology

Barriers to Entry Solidify Market Share of Experienced Contractors Like Us

Financial capability

- Contractors need to be backed by sufficient startup cost because they will only receive progress payment in the later stage.
- New entrants who lack strong financial backing will find it onerous to compete with current players.

Solid track records

- Proven track record of construction works is viewed as one of the key criteria in shortlisting contractors.
- New industry players without a mature network can hardly compete with well-established players and may not be invited for the potential business opportunities.

Technical knowledge

- Technical knowledge is one of the key barriers for new market entrants of piling systems installation.
- Contractors and specialists generally have a strong understanding towards structural, chemical and electrical engineering.

**See offering documents for further risks and disclosures. There is no guarantee that any specific outcome will be achieved. Investments may be speculative, illiquid and there is a risk of loss.*

Our Competitive Strengths

Established operating history and track record

- 30 years of operating history focus on substructure works, serving as a subcontractor and building up our expertise and track record in this field.
- Take pride in our quality and technical superiority in addressing difficulties in substructure works.

Stable relationships with our customers and suppliers

- Stable relationships with both major customers and suppliers that are vital to our day-to-day operations and future business growth.

Stringent quality control

- Strong commitment to quality, safety, occupational health and environmental management.
- Robust safety and quality management systems that achieve requirements of ISO9001:2015 for provision of design and construction works.

Experienced and dedicated management team

- Management team has extensive knowledge of, and project experience in, the civil engineering industry in Hong Kong.

Highly Visionary and Experienced Management



Chi Kin Kelvin, YEUNG

Chairman of the Board, Chief Executive Officer

- 25+ years of experience in civil engineering industry.
- Previously worked in several construction companies as project manager, site agent and engineer.
- Bachelor of science and master of science, University of Hong Kong.
- Bachelor of engineering in civil engineering, Camden University U.S.A.



Hoi Ki, LEUNG

Chief Financial Officer

- 10+ years of experience in audit and accounting.
- Formerly company secretary of Easy Smart Group Holdings Ltd. (HKEx:2442); Dragon Rise Group Holdings Ltd. (HKEx:6829).
- Worked in KPMG, Ernst & Young and BDO Limited.
- Bachelor of Business Administration in Accountancy, Hong Kong Polytechnic University.
- Certified public accountant, Hong Kong.

**See offering documents for further risks and disclosures. There is no guarantee that any specific outcome will be achieved. Investments may be speculative, illiquid and there is a risk of loss.*

Board of Independent Directors

Chi Hei, TSOI
Independent Director Nominee

- 10+ years of experience in auditing, accounting and financial management.
- Formerly financial controller, Ming Shing Group Holdings Ltd.
- Worked as an auditor for several accounting firms.
- Bachelor's degree of accountancy, Hong Kong Polytechnic University.
- Certified Public Accountant (Practicing), Hong Kong.

Shing Yan, CHENG
Independent Director Nominee

- 20+ years of experience in auditing, accounting and financial management.
- Various former roles at Ernst & Young Business Services Ltd., , Baker Tilly Hong Kong Business Services Limited and SHINEWING (HK) CPA Limited.
- Formerly financial control-related roles at several Hong Kong-listed firms.
- Master's degree of arts in international accounting, City University of Hong Kong.

Chun Ming Tommy, YIP
Independent Director Nominee

- 5+ years of experience in engineering.
- Data scientist in Monarch Tractor; senior engineer in Globalfoundries.
- Doctor of Philosophy in Electrical and Computer Engineering, National University of Singapore.
- Master and Bachelor of Engineering in Mechatronics and Robotics, University of Leeds.

**See offering documents for further risks and disclosures. There is no guarantee that any specific outcome will be achieved. Investments may be speculative, illiquid and there is a risk of loss.*

Our Growth Strategies

We aim to further strengthen our market position and increase our market share in the Hong Kong civil engineering industry via actively seeking new opportunities from existing customer base and new potential customers.

01 Enhance competitiveness and expand our market share

- Targeting larger substructure projects in Hong Kong.
- Expand manpower and working capital to capture growing market opportunities.
- Focus on projects requiring specialized skills, leveraging expertise for bigger-scale works.

02 Acquire innovative machinery to enhance productivity and our service capacity

- Expand machinery fleet to improve flexibility and resource deployment.
- Enhance capability for large-scale projects and reduce machinery rental costs.
- Address technical challenges more effectively with specialized machinery.

03 Improve technical capability through technology investment

- Adopt BIM systems and 4S Safety Systems to improve technical capability and reduce risks.
- Utilize AI and VR for improved safety and design processes, enhancing project outcomes.

04 Enhance our brand recognition

- Increase marketing efforts.
- Strategies include advertising, event sponsorships, and proactive outreach to secure new tenders.

"Expanding scale to meet growing demand for substructure services in Hong Kong"

**See offering documents for further risks and disclosures. There is no guarantee that any specific outcome will be achieved. Investments may be speculative, illiquid and there is a risk of loss.*

Selected Financial Information

Substructure Services

We mainly engage in

- Site formation works: clearance of construction site, demolition of existing structures and/or reduction and stabilization of existing slopes.

- Ground investigation works: assessing ground condition by drilling and conducting tests.

- Foundation works: excavation and lateral support works, pile caps construction, earth works, structural steelworks, underground drainage works and demolition works.

Breakdown of Revenue by Project Sectors


16.3%
83.7%
Six months ended September 30, 2024
Public Sector
Private Sector

** Fiscal years ended March 31, 2023 and 2024.*

**See offering documents for further risks and disclosures. There is no guarantee that any specific outcome will be achieved. Investments may be speculative, illiquid and there is a risk of loss.*

Selected Financial Information

- Increase in revenue mainly driven by the increase number of our projects increased to 18 for the six months ended September 30, 2024.
- For the six months ended September 2024 and 2023, our tender success rate for new business was approximately 10.0% and 9.8% for the respective year.


Revenue (In Million USD)
+26.9%
2.99
3.79
Six months ended September 30
2023
2024

- Increase in revenue from public sector projects mainly driven by increasing number of public sector projects.
- Increase in revenue from private sector projects mainly driven by growing number of private sector projects.


Revenue by Sector (In Million USD)
+29.6%
2.45
3.17
+14.8%
0.54
0.62
Public
Private
1H2023
1H2024

* Fiscal years ended March 31, 2023 and 2024.

*See offering documents for further risks and disclosures. There is no guarantee that any specific outcome will be achieved. Investments may be speculative, illiquid and there is a risk of loss.

Selected Financial Information


Gross Profit
(In Million USD)
+64.1%
1.08
0.66
Six months ended September 30
2023
2024


Gross Margin
+6.4
percentage
points
28.5%
22.0%
Six months ended September 30
2023
2024


Net Income & Total Comprehensive
Income
(In Million USD)
+35.4%
0.63
0.47
Six months ended September 30
2023
2024

** Fiscal years ended March 31, 2023 and 2024.*

**See offering documents for further risks and disclosures. There is no guarantee that any specific outcome will be achieved. Investments may be speculative, illiquid and there is a risk of loss.*

Selected Financial Information

Revenue (In Million USD)


5.76
+158.3%
2.23
Fiscal years ended March 31
2023 2024

Revenue by Sector (In Million USD)


4.63
+198.1%
+67.0%
1.55
1.13
0.68
Public
Private
2023 2024

Breakdown of Revenue by Project Sectors


19.6%
80.4%
30.4%
69.6%
Fiscal year ended March 31, 2024
Fiscal year ended March 31, 2023
Public Sector
Private Sector

* *Fiscal years ended March 31, 2023 and 2024.*

**See offering documents for further risks and disclosures. There is no guarantee that any specific outcome will be achieved. Investments may be speculative, illiquid and there is a risk of loss.*

Selected Financial Information

Gross Profit (In Million USD)


1.48
+162.6%
0.57
Fiscal years ended March 31
2023
2024

Gross Margin


+0.4 percentage points
25.8%
25.4%
Fiscal years ended March 31
2023
2024

Net Income & Total Comprehensive Income (In Million USD)


1.06
+201.0%
0.35
Fiscal years ended March 31
2023
2024

** Fiscal years ended March 31, 2023 and 2024.*

**See offering documents for further risks and disclosures. There is no guarantee that any specific outcome will be achieved. Investments may be speculative, illiquid and there is a risk of loss.*

Thank You



Phoenix Asia Holdings Limited
+852 2838 9928
Workshop B14, 8/F, Block B
Tonic Industrial Center, 19 Lam Hing Street
Kowloon Bay, Hong Kong

D. BORAL CAPITAL

Underwriter
info@dboralcapital.com
+1 (212) 970-5150
https://dboralcapital.com

WFS Investor Relations

Investor Relations
services@wealthfsllc.com
+86 138 117 68599
+1 628 283 9214